Exhibit 10.12

EXECUTION VERSION

AMENDED AND RESTATED PHANTOM EQUITY INVESTMENT AGREEMENT

This Amended and Restated Phantom Equity Investment Agreement (this “Agreement”) is made as of December 3, 2013, by and among (a) Frontier Airlines, Inc., a Colorado corporation (the “Company”), (b) Falcon Acquisition Group, Inc., a Delaware corporation (“Falcon”), and (c) FAPAInvest, LLC, a Colorado limited liability company (“FAPAInvest”), acting as agent for and on behalf of those persons employed as of June 24, 2011 (the “Agreement Date”) as pilots by the Company (such persons, collectively, the “Participating Pilots”).

WHEREAS, as of the Agreement Date, the Participating Pilots were represented by Frontier Airline Pilots Association (“FAPA”) as parties to that certain Collective Bargaining Agreement with the Company dated as of March 2, 2007 (such agreement, as amended through the Agreement Date, the “CBA”);

WHEREAS, in connection with a restructuring effort undertaken by Republic Airways Holdings Inc., a Delaware corporation (“Republic”), as presented to the Republic Board of Directors at its May 25, 2011 meeting, on the Agreement Date, FAPA and the Company entered into Letter of Agreement 67 to the CBA (such Letter of Agreement 67 dated, and as executed on, the Agreement Date and without regard to any subsequent amendments or modifications, “LOA 67”), pursuant to which FAPA agreed, on behalf of the Participating Pilots, to certain modifications to the CBA (as set forth in Paragraph A of LOA 67) evidencing a deferral of certain payments and employee benefits to which the Participating Pilots would otherwise be entitled under the CBA, in consideration of, among other things, treating such deferrals as investments by the Participating Pilots in the Company (the “Investments”), which gave immediate value to the Company and Republic in executing Republic’s restructuring effort as presented to the Republic Board of Directors at its May 25, 2011 meeting;

WHEREAS, on the Agreement Date, the Company, Republic and FAPAInvest entered into that certain Commercial Agreement (the “Commercial Agreement”), which specifies. among other things, the terms and conditions of the Participating Pilots’ phantom equity participation in the Company, in recognition of the immediate value of the Investments to the Company and Republic as described above;

WHEREAS, in connection with the Commercial Agreement, the Company, FAPAInvest and Republic entered into that certain Phantom Equity Investment Agreement effective as of June 1, 2012 (the “Prior Agreement”);

WHEREAS, prior to the closing of the transactions (the “Stock Purchase”) contemplated by the Stock Purchase Agreement entered into between Republic and Falcon, dated as of September 30, 2013, Republic owned all of the issued and outstanding equity securities of the Company through its ownership of 100% of Frontier Airlines Holdings, Inc. (“Holdings”); and

WHEREAS, pursuant to the Stock Purchase, Falcon acquired 100% ownership of Holdings effective as of December 3, 2013 (the “Closing Date”);

WHEREAS, as a result of the Stock Purchase, Republic automatically ceased to be a party to the Prior Agreement; and

WHEREAS, in connection with the Stock Purchase, the Company and FAPAInvest desire to amend and restate the Prior Agreement as set forth herein and Falcon desires to become a party to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements set forth herein, the parties hereto agree as follows (capitalized terms contained in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Commercial Agreement or LOA 67, as applicable):

SECTION 1. DEFINITIONS

1.1 “409A Event” shall mean an event that qualifies as a change in ownership or effective control, or ownership of a substantial portion of assets, under Treas. Reg. section 1.409A-3(i)(5) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2 “Affiliate” shall mean, with respect to any person or entity, any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person or entity, where “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Applicable Time Period” shall mean (i) in the event the applicable Payment Date is the first Payment Date hereunder, the period beginning on the date of the first Investment by the Participating Pilots and ending on the first Payment Date hereunder, or (ii) in the event the applicable Payment Date is not the first Payment Date hereunder, the period. beginning on the preceding Payment Date and ending on the applicable Payment Date.

1.4 “Capitalization” shall mean the fully-diluted capitalization of Falcon, which consists of (i) the number of shares of Common Stock issued and outstanding and (ii) the number of shares of Common Stock into which issued and outstanding warrants, options and other securities convertible or exchangeable into Common Stock may be so converted or exchanged (“Conversion Shares”).

1.5 “Common Stock” shall mean the common stock of Falcon.

1.6 “Falcon Per Share Price” shall mean (i) in the event that the Common Stock is listed on a national stock exchange, the closing trading price of a share of the Common Stock; (ii) on the date of a Qualifying IPO, the “price to public” per share of Common Stock as set forth on the final prospectus for such Qualifying IPO; or (iii) in any other event, the fair market value per share of the Common Stock determined as follows: Unless Falcon and FAPAInvest agree upon a valuation, the valuation determined by an accounting firm, valuation firm or other firm providing similar valuation services that is of recognized standing nationally in the United States (each such firm, a “Valuation Firm”) and engaged by Falcon and agreed to by FAPAInvest; provided that if Falcon and FAPAInvest cannot agree on a Valuation Firm, FAPAInvest shall select and engage a second Valuation Firm. Each Valuation Firm shall deliver its written determination of the fair market value per share of the Common Stock as of the applicable date

(the “Valuation”) to both Falcon and FAPAInvest within thirty (30) days of being retained. The Valuation or, if there are two Valuations the average of the two Valuations, shall be the final Falcon Per Share Price and shall be final and binding upon all parties hereto. Falcon and FAPAInvest shall bear the expenses and fees of the Valuation Firm engaged by them in providing such Valuation.

1.7 “Indigo-Affiliated Funds” shall mean Indigo Frontier Holdings Company, LLC, a Delaware LLC, and its Affiliates.

1.8 “Invested Capital” shall mean, without duplication, the sum of (i) the aggregate cash purchase price paid by the Indigo-Affiliated Funds for shares of Common Stock, and (ii) additional capital invested by the Indigo-Affiliated Funds in the Company through June 30, 2014 for the repayment to Republic of pre-delivery payments made in respect of the Company’s aircraft order with Airbus, the payment of transaction-related fees and expenses and other general corporate purposes, including working capital; provided that Invested Capital shall not exceed $150,000,000.

1.9 “Investment Recovery Date” shall mean that date that the Indigo-Affiliated Funds receive cumulative cash proceeds in respect of their ownership interest in Falcon (including, without limitation, cash dividends, distributions and other cash payments in respect of the ownership interest in Falcon paid to the Indigo-Affiliated Funds by Falcon, but excluding any management fees paid to Indigo-Affiliated Funds) equal to the aggregate Invested Capital plus an 8.0% annual return, in each case, measured as of the date cash proceeds are paid to the Indigo-Affiliated Funds.

1.10 “Non-409A Qualifying IPO” shall mean a Qualifying IPO that does not constitute a 409A Event.

1.11 “Payment Date” shall mean the 2020 Payment Date, the 2022 Payment Date and the 2025 Payment Date (each, as defined in Section 2.4 hereof) or any other date on which a payment is made to the Participating Pilots hereunder as a result of acceleration of payment upon the occurrence of a 409A Event.

1.12 “Profit Sharing Plan” shall mean the Frontier Airlines Pilots Profit Sharing Plan, as amended.

1.13 “Qualifying IPO” shall mean an underwritten initial public offering of the Common Stock in which the aggregate “price to public” as set forth on the final prospectus for such initial public offering is at least $50,000,000.

1.14 “Taxable Compensation” shall mean the compensation from the Company and its Affiliates as reported in Box l of Form W-2, excluding any compensation received by a Participating Pilot from the Company or its Affiliates for services rendered as a Management Pilot

SECTION 2. PHANTOM EQUITY PARTICIPATION

2.1 Issuance and Vesting of Phantom Units. The parties agree and acknowledge that the aggregate value of the Investments to be made by the Participating Pilots as set forth in Paragraph A of LOA 67 is $39.3 million (the “Investment Value”). In consideration of the Investments made by the Participating Pilots pursuant to Paragraph A of LOA 67, the Company hereby grants to FAPAInvest, for the benefit of the Participating Pilots, units (“Units”) on the terms and conditions set forth below:

(a) Units. Each Unit represents the right to receive from the Company on a Payment Date cash and/or shares of Common Stock in an amount equal to the Falcon Per Share Price. Units that vest solely upon Investments made by the Participating Pilots shall be referred to herein as “Investment-Based Units”. Units that vest based upon both Investments made by the Participating Pilots and the occurrence of the Investment Recovery Date shall be referred to herein as “Investment Recovery Units”.

(b) Unit Pool. The aggregate number of Units subject to this Agreement (the “Unit Pool”) shall be the number that, after giving effect to such issuance and treating, solely for the purpose of calculating the Unit Pool, Units as Conversion Shares, equals four percent (4.0%) of Capitalization of Falcon as of June 30, 2014. Eighty-seven and one-half percent (87.5%) of the Unit Pool shall consist of Investment-Based Units (the “Investment Unit Pool”) and twelve and one-half percent (12.5%) of the Unit Pool shall consist of Investment Recovery Units (the “Recovery Unit Pool”).

(c) Vesting.

(i) As of the Closing Date, that number of Investment-Based Units calculated by multiplying the Investment Unit Pool times a fraction, the numerator of which is the aggregate Investment that has been made as of the Closing Date and the denominator of which is the Investment Value, vested. Thereafter, the Investment-Based Units shall vest at such times the Investments are made as set forth in Schedule 1.1(b) attached hereto. On each applicable vesting date, the number of Investment-Based Units vesting shall equal the number calculated by multiplying the Investment Unit Pool by a fraction, the numerator of which is the amount of the Investment on such vesting date and the denominator of which is the Investment Value. The parties acknowledge that the portion of the Investment Value that will have vested as of December 31, 2013 is $24,600,000.

(ii) On the Investment Recovery Date, that number of Investment Recovery Units calculated by multiplying the Recovery Unit Pool times a fraction, the numerator of which is the aggregate Investment that has been made as of the Investment Recovery Date and the denominator of which is the Investment Value, shall vest. Thereafter, the Investment Recovery Units shall vest at such times the Investments are made as set forth in Schedule 1.1(b) attached hereto. On each applicable vesting date, the number of Investment Recovery Units vesting shall equal the number calculated by multiplying the Recovery Unit Pool by a fraction, the numerator of which is the amount of the Investment on such vesting date and the denominator of which is the Investment Value.

(d) Termination. In the event of a Participating Pilot’s termination of employment with the Company for any reason, including, without limitation, because of such

Participating Pilot’s resignation, retirement, death, or termination of employment by the Company (any such termination of employment, a “Termination Event”), then the vesting of the Participating Pilot’s Pro Rata Share (as defined below) of the Unit Pool shall immediately cease as of the effective date of such Termination Event, and the Participating Pilot’s Pro Rata Share of the vested Units shall be paid out on one or more Payment Dates as set forth in Section 2.4 below.

(e) Notices. So long as Investments are being made by the Participating Pilots, then within 45 days of the end of each calendar quarter beginning with the quarter first ending after the Closing Date, the Company shall prepare and deliver to FAPAInvest a written summary (in a form reasonably acceptable to FAPAInvest) of the Investments made by the Participating Pilots and the Units vested.

2.2 Adjustments to Units.

(a) Equitable Adjustments. In the event any Falcon stockholders receive a cash dividend, cash distribution or other cash payment in respect of the ownership interests in Falcon, each Unit shall be adjusted to provide for an amount equal to such cash dividend, distribution or other payment to be paid as and when payments in respect of the vested Units are made in accordance with Section 2.4. In the event Falcon otherwise engages in a nonreciprocal transaction between Falcon and its stockholders, such as a stock dividend, stock split, reverse stock split or spin-off, or a recapitalization, reorganization or similar transaction, that affects the number or kind of shares of Common Stock or the share price and causes a change in the Falcon Per Share Price represented by Units, the Units shall be equitably adjusted to reflect such nonreciprocal transaction.

(b) Administrative Costs. FAPAInvest in its sole discretion shall determine any amounts that are to be set aside out of the funds that would have otherwise been distributed to the Participating Pilots under this Agreement to cover costs of the establishment, administration, oversight of, and the enforcement of FAPAInvest’s and the Participating Pilots’ rights under, this Agreement and/or the Profit Sharing Plan. Any payments received by the Participating Pilots under this Agreement will be net of any such amounts set aside pursuant to this Section. In this regard, FAPAInvest may engage such professionals and service providers as it deems appropriate to assist with the establishment, administration, oversight and enforcement of this Agreement, and include the fees and expenses for such persons as costs of establishment, administration, oversight and enforcement of this Agreement for purposes of the set aside under this Section. Any set aside amounts remaining after the last payment to the Participating Pilots under this Agreement shall be allocated and paid to the same Participating Pilots and in the same proportion as such last payment under this Agreement.

2.3 Determination of Pro Rata Share and Allocation Schedule.

(a) Pro Rata Share. Each Participating Pilot’s pro rata share (“Pro Rata Share”) of the amount payable in respect of vested Units on a particular Payment Date shall be calculated as a ratio determined by dividing (i) the portion of Taxable Compensation of the Participating Pilot corresponding to the Applicable Time Period by (ii) the aggregate Taxable Compensation of all Participating Pilots as such compensation is reported for the Applicable

Time Period, in each case to four decimal places. (For example: if a Participating Pilot’s compensation for the Applicable Time Period is $100,000 and the total Participating Pilots’ compensation for the Applicable Time Period is $60,000,000, that Participating Pilot’s Pro Rata Share of amounts payable in respect of vested Units as of the applicable Payment Date would be 0.1667%).

(b) Notice and Allocation Schedule. No later than thirty (30) days prior to each Payment Date, the Company shall deliver to FAPAInvest accurate and complete information (collectively, “Information”) setting forth (i) the effective date(s) of every Termination Event that occurred after the date Participating Pilots first began making Investments hereunder (or after the last Payment Date, as applicable) and prior to such applicable Payment Date, and the name of each Participating Pilot whose employment with the Company was terminated by such Termination Event; (ii) the Taxable Compensation earned by each Participating Pilot for the Applicable Time Period as described in Section 2.3(a) above; and (iii) the number of Units vested through the applicable Payment Date. Based on the Information received, FAPAInvest shall then determine each Participating Pilot’s Pro Rata Share due on such Payment Date and no later than two business days prior to such Payment Date, FAPAInvest shall provide the Company with an allocation schedule (the “Allocation Schedule”) for such Payment Date, which Allocation Schedule shall identify (1) the Participating Pilots who shall receive a cash payment or Shares, as applicable, on such Payment Date and (2) each such Participating Pilot’s Pro Rata Share. The Allocation Schedule once provided by FAPAInvest to the Company shall be considered final with respect to the applicable Payment Date, and the Company shall be entitled to rely upon such Allocation Schedule in allocating payments in respect of the vested Units among the Participating Pilots on such Payment Date absent manifest error. For purposes of preparing the Information, determining a Participating Pilot’s Investment and Pro Rata Share, and preparing the Allocation Schedule, any Participating Pilot who has not had a Termination Event prior to the date on which the Information is prepared by the Company shall be deemed to have continued as an employee of the Company through the Payment Date.

2.4 Payments

(a) Payment Pursuant to Prior Agreement. The parties acknowledge and agree that the Stock Purchase constituted a 409A Event under the Prior Agreement. Pursuant to the Prior Agreement, on or before December 31, 2013, subject to FAPAInvest timely providing the Allocation Schedule as set forth in the Prior Agreement, the Company shall pay to or for the benefit of the Participating Pilots in accordance with the Prior Agreement an amount equal to $1,768,000 less (i) amounts required to be withheld pursuant to Section 7.2 of the Prior Agreement and (ii) the amount specified by FAPAInvest to the Company in writing within ten (10) business days of the Closing Date, which shall be paid to FAPAInvest when payments are made to the Participating Pilots under this Section 2.4(a) for FAPAInvest’s use pursuant to Section 1.2(c) of the Prior Agreement and Section 2.2(b) of this Agreement.

(b) Scheduled Payments. Subject to FAPAInvest timely providing the Allocation Schedule, payments in respect of vested Units shall be made on or within ninety (90) days following January 1, 2020 (the “2020 Payment Date”), on or within ninety (90) days following January l, 2022 (the “2022 Payment Date”), and/or within ninety (90) days following January 1, 2025 (the “2025 Payment Date”), subject to earlier payment upon the occurrence of a

409A Event as set forth on Schedule 2.4 hereto. Any payments made upon the occurrence of a 409A Event shall be paid in cash, provided that in the event the 409A Event is a Qualifying IPO, Falcon will use reasonable best efforts to register the shares of Common Stock with the Securities and Exchange Commission, and if such Shares are registered, the payments shall be made in shares of Common Stock. Any payments made upon the 2020 Payment Date, the 2022 Payment Date and the 2025 Payment Date shall be paid in cash except to the extent specified in Schedule 2.4 with respect to a non-409A Qualifying IPO that occurs prior to the 2020 Payment Date. In no event may amounts paid be less than zero.

(c) Other Events. The parties hereto acknowledge that there may be other events and circumstances not covered by this Agreement that may occur. The parties agree to address such events in a manner that to the extent practicable is consistent with this Section 2.4 and Schedule 2.4 with the intent of this Agreement to provide the value of the Units to the Participating Pilots in a manner that complies with Section 409A of the Code.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF FALCON

Falcon hereby represents and warrants to FAPAInvest for the benefit of FAPAInvest and the Participating Pilots as follows:

3.1 Authorization; Validity of Agreement. Falcon has the requisite corporate power and authority to execute and deliver this Agreement to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Falcon of this Agreement and the consummation by Falcon of the transactions contemplated by this Agreement have been duly authorized by, and this Agreement and each of the transactions contemplated by this Agreement have been validly approved by, the requisite vote of Falcon’s Board of Directors. No other corporate action or proceeding on the part of Falcon is necessary for the execution and delivery by Falcon of this Agreement, the performance by Falcon of its obligations under this Agreement or the consummation by Falcon of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Falcon and, assuming due authorization, execution and delivery of this Agreement by FAPAInvest and the Company, is a valid and binding obligation of Falcon enforceable against Falcon in accordance with its terms, subject, as to enforcement, to (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (b) general principles of equity.

3.2 No Conflict. The execution and delivery by Falcon of this Agreement does not, and the performance by Falcon of its obligations under this Agreement or the consummation by Falcon of any of the transactions contemplated by this Agreement will not, (a) conflict with, or result in or constitute any violation or breach of or default under, or give rise (either with or without due notice or the passage of time or both or the happening or occurrence of any other event (including through the action or inaction of any person)) to any right of termination, amendment, cancellation or acceleration of any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of (i) the certificate of incorporation or bylaws of Falcon or (ii) any material indenture, loan agreement, mortgage, guarantee, other indebtedness, lease or other agreement, contract, instrument, obligation, understanding or arrangement to which Falcon is a party, or by which Falcon may be bound; (b) conflict with, or result in or constitute any violation of, any award, decision, judgment, decree, injunction, writ, order, subpoena, ruling, verdict or arbitration award entered, issued, made or rendered by any federal, state, local or foreign government or any other governmental entity, or any law, applicable to Falcon; (c) result in the creation or imposition of (or the obligation to create or impose) any Liens on any of the properties or assets of Falcon; or (d) conflict with, or result in or constitute any violation of, or result in the termination, suspension or revocation of, any authorization applicable to Falcon or to any of its properties or assets, or result in any other impairment of the rights of the holder of any such authorization.

3.3 Consents and Approvals. No authorization of or from any governmental entity or any other person on the part of Falcon is required in connection with the execution or delivery by Falcon of this Agreement, the performance by Falcon of its obligations under this Agreement or consummation by Falcon of the transactions contemplated by this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to FAPAInvest for the benefit of FAPAInvest and the Participating Pilots as follows except as set forth in Schedule 3:

4.1 Authorization; Validity of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by, and this Agreement and each of the transactions contemplated by this Agreement have been validly approved by, the requisite vote of the Company’s Board of Directors. No other corporate action or proceeding on the part of the Company is necessary for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by FAPAInvest and Falcon, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (b) general principles of equity.

4.2 No Conflict. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement or the consummation by the Company of any of the transactions contemplated by this Agreement will not, (a) conflict with, or result in or constitute any violation or breach of or default under, or give rise (either with or without due notice or the passage of time or both or the happening or occurrence of any other event (including through the action or inaction of any person)) to any right of termination, amendment, cancellation or acceleration of any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of (i) the articles of incorporation or bylaws of the Company or (ii) any material indenture, loan agreement, mortgage, guarantee, other indebtedness, lease or other agreement, contract, instrument, obligation, understanding or arrangement to which the Company is a party, or by which the

Company may be bound; (b) conflict with, or result in or constitute any violation of, any award, decision, judgment, decree, injunction, writ, order, subpoena, ruling, verdict or arbitration award entered, issued, made or rendered by any federal, state, local or foreign government or any other governmental entity, or any law, applicable to the Company; (c) result in the creation or imposition of (or the obligation to create or impose) any Liens on any of the properties or assets of the Company; or (d) conflict with, or result in or constitute any violation of, or result in the termination, suspension or revocation of, any authorization applicable to the Company or to any of its properties or assets, or result in any other impairment of the rights of the holder of any such authorization.

4.3 Consents and Approvals. No authorization of or from any governmental entity or any other person on the part of the Company is required in connection with the execution or delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement or consummation by the Company of the transactions contemplated by this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF FAPAINVEST

FAPAInvest hereby represents and warrants to Falcon and the Company that except as set forth in Schedule 3:

5.1 Authorization; Validity of Agreement. FAPAInvest has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. FAPAInvest has taken all requisite action to, and no other action or proceeding on the part of FAPAInvest is necessary for, the execution and delivery by FAPAInvest of this Agreement, the performance by FAPAInvest of its obligations under this Agreement or the consummation by FAPAInvest of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by FAPAInvest and, assuming due authorization, execution and delivery of this Agreement by the Company and Falcon, is a valid and binding obligation of FAPAInvest and is enforceable by the Company and Falcon against FAPAInvest in accordance with its terms, subject, as to enforcement, to (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (b) general principles of equity.

5.2 Consents and Approvals. No authorization of or from any governmental entity or any other person on the part of FAPAInvest is required in connection with the execution or delivery by FAPAInvest of this Agreement, the performance by FAPAInvest of its obligations under this Agreement or consummation by FAPAInvest of the transactions contemplated by this Agreement.

SECTION 6. COVENANTS OF FALCON

6.1 Information. As soon as practicable after June 30, 2014, Falcon shall provide to FAPAInvest a summary in reasonable detail of the amount of Invested Capital as of June 30, 2014. During the term of this Agreement, Falcon will provide to FAPAInvest adequately detailed annual and quarterly financial statements and information pertaining to the Indigo-Affiliated

Funds’ recovery of Invested Capital. If the Investment Recovery Date occurs, Falcon will promptly so certify in writing to FAPAInvest. In addition, on a quarterly basis, Falcon will disclose to the management of FAPAInvest all transactions in the prior quarter by Indigo-Affiliated Funds in the equity securities of Falcon, including issuances, redemptions, cash dividends, distributions and other cash payments in respect of the ownership interest in Falcon. The provision of financial statements, information and disclosure pursuant to this paragraph shall be for the use of FAPAInvest’s board of managers without further distribution except to FAPAInvest’s or such board’s professional advisors. Access and use of such financial statements, information and disclosure by FAPAInvest’s board of managers and its professional advisors, or other mutually approved parties, shall be conditioned upon and governed by each member of the FAPAInvest board of directors and each professional advisor, or other mutually approved party, entering into a form of confidentiality agreement acceptable to Falcon and FAPAInvest and consistent with applicable securities laws and regulations.

6.2 Ownership of the Company. During the term of this Agreement, Falcon shall own securities or interests of the Company representing 100% of the total combined voting power of all classes of securities or interests directly or through an unbroken chain of entities ending with the Company.

6.3 Other Business. The parties intend that the sole business of Falcon shall be to own, directly or through one or more subsidiaries, the Company. During the term of this Agreement, in the event Falcon (directly or indirectly including through one or more subsidiaries) proposes to engage in a business other than the business of owning the Company, FAPAInvest shall be provided the option to continue to hold Units tracking Common Stock as provided herein or to modify such Units to track Company interests in a manner mutually agreeable between the parties.

6.4 Reimbursements. Falcon or a subsidiary of Falcon shall reimburse FAPAInvest the following:

(a) Up to $175,000 for documented legal fees and expenses related to litigation by the International Brotherhood of Teamsters within thirty (30) days of the Closing Date.

(b) Up to $100,000 for documented legal fees and expenses related to the agreement dated October 22, 2013, between FAPAInvest and Falcon (the “LOI”), the Term Sheet dated November 6, 2013 and any amendments to the Commercial Agreement, the Profit Sharing Plan and the Prior Agreement, $50,000 of which was previously paid to FAPAInvest upon signing of the LOI.

(c) Up to $250,000 in documented legal fees and expenses related to claims made against FAPAInvest and/or its managers in regard to any modification of the Commercial Agreement, the Profit Sharing Plan or the Prior Agreement.

SECTION 7. CONDITIONS

7.1 Conditions to the Investment. The obligation of FAPAInvest to make and continue the Investments is subject to satisfaction by the Company of the conditions set forth in Paragraph C of the Commercial Agreement, unless waived by FAPAInvest in writing.

SECTION 8. MISCELLANEOUS

8.1 Status Under Code Section 409A. The parties to this Agreement intend that all payments under this Agreement be paid upon the occurrence of a permissible payment event specified under Treasury Regulation section 1.409A-3(a) and that this Agreement thus comply with the Code and this Agreement should be interpreted accordingly. Specifically, payments are intended to be paid at a fixed time specified in this Agreement, or upon the earlier occurrence of a 409A Event. Notwithstanding the foregoing, the Participating Pilots shall be solely responsible for any taxes, acceleration of taxes, interest or penalties arising under Section 409A of the Code with respect to amounts covered by this Agreement; and neither the Company, Falcon, FAPAInvest nor any of their Affiliates shall have any responsibility with respect thereto. Vested Units, once vested, will remain vested, and amounts payable in respect thereof will only be payable under this Agreement and will not be subject to impermissible substitution and acceleration under (or other violations of) Section 409A.

8.2 Tax Withholding. The Company is authorized to withhold from any payment under this Agreement, or from any payroll or other payment to a Participating Pilot, amounts of withholding and other taxes due or potentially payable in connection with any allocation or payment under this Agreement and to take such other action as the Company may deem advisable to enable it and/or the Participating Pilots to satisfy obligations for the payment of withholding taxes and other tax obligations relating to participation in the payments due under this Agreement.

8.3 Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile or electronic mail, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed as follows (or at such other address for a party as shall be specified by like notice):

(i) in the case of FAPAInvest, to:

Mountain Capital Investment Advisors LLC

PO Box 351085

Westminster, CO 80035

Attention: Brandt Bums

Email: [email address]

Facsimile No.: (303) 544-6046

with a copy to (which shall not constitute notice):

Faegre Baker Daniels LLP

3200 Wells Fargo Center

1700 Lincoln Street

Denver, CO 80203-4532

Attention: Douglas R. Wright

Email: [email address]

Facsimile No.: (303) 607-3600

(ii) in the case of the Company or Falcon, to:

Falcon Acquisition Group, Inc.

2525 East Camelback Road

Suite 900

Phoenix, Arizona 85016

Email: [email address]

Attention: William A. Franke

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Email: [email address]

Attention: Anthony J. Richmond, Esq.

8.4 Amendment of this Agreement; Waivers. This Agreement may be amended only by written amendment executed by FAPAInvest, the Company and Falcon. Any term of this Agreement may be waived only with the written consent of FAPAInvest, the Company and Falcon.

8.5 Interpretation. When a reference is made in this Agreement to Sections, paragraphs or clauses, such reference shall be to a Section, paragraph or clause to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth above. The words “hereof,” “herein,” “herewith,” “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

8.6 Fee and Expenses. Subject to the reimbursement provisions of Section 6.4, each party shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, including fees of legal counsel.

8.7 Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.8 Employment and Other Rights. Neither the Agreement nor any action taken hereunder shall be construed as giving any Participating Pilot the right to continue in the employ or service of the Company, or as interfering in any way with the right of the Company to terminate any Participating Pilot’s employment or service at any time.

8.9 Unfunded Arrangement. The arrangement created by this Agreement shall be unfunded, and except as otherwise provided in this Agreement the Company shall not be required to segregate any assets that may at any time be represented by interests in the arrangement created by this Agreement. Neither FAPAInvest nor any Participating Pilot shall, by virtue of this Agreement, have any interest in any specific assets of the Company.

8.10 Other Benefit and Compensation Programs. Payments received by a Participating Pilot pursuant to this Agreement shall not be treated as a part of such Participating Pilot’s regular recurring compensation for purposes of the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Company expressly determines otherwise.

8.11 Third Party Beneficiaries. The Participating Pilots are third-party beneficiaries of this Agreement and have the right to enforce FAPAInvest’s rights and remedies hereunder. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, the Participating Pilots and their respective permitted successors and assigns any benefit, right or remedy.

8.12 Interests Not Transferable; Assignment by the Parties; Business Transactions. A Participating Pilot’s right or interest in this Agreement or any payment due under this Agreement, may not be transferred by the Participating Pilot except upon his/her death by laws of descent and distribution, and shall not otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void. This Agreement shall not be assignable by operation of law (other than to a successor or in connection with a merger, consolidation or similar transaction) or otherwise (any attempted assignment in contravention hereof being null and void); provided that FAPAInvest may assign all or part of its rights and obligations under this Agreement, but only if the transferee agrees in writing for the benefit of the Company and Falcon (with a copy thereof to be furnished to the Company and Falcon) to be bound by the terms of this Agreement (any such transferee shall be included in the term “FAPAInvest”). If during the term of this Agreement, the Company and Falcon cease to be part of a controlled group of businesses under Section 414(b) or (c) of the Code, all obligations of the Company and Falcon under this Agreement shall continue as an obligation of the Company and all references to Falcon in this Agreement thereafter shall be disregarded.

8.13 Entire Agreement. This Agreement, the Commercial Agreement and all other documents required to be delivered pursuant hereto (together with any necessary reference to the terms of LOA 67) constitute the entire agreement among the parties with respect to the subject matter hereof and except for references to the Prior Agreement in Section 2.4(a) hereof, supersede the Prior Agreement and all other prior documents, agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof and the transactions contemplated hereby.

8.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision shall be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified such illegality, invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

8.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

8.16 Dispute Resolution. Any dispute arising under this Agreement shall be handled in accordance with the dispute resolution process agreed to between FAPAInvest and the Company; provided, that, if FAPAInvest and the Company cannot agree on a dispute resolution process within thirty (30) days of either party notifying the other party in writing of the existence of a dispute hereunder, all parties reserve the right to pursue any and all remedies as may be available under applicable law.

8.17 Injunctive Relief. The parties agree that their remedies at law in the event of any default or threatened default by the other parties in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate to the fullest extent permitted by law, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without FAPAInvest, the Company or Falcon having to prove actual damage or post any bond or other security.

8.18 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

FRONTIER AIRLINES, INC.

By:	/s/ David N. Siegel
	Name:	David N. Siegel
	Title:	President and CEO

FALCON ACQUISITION GROUP, INC.

By:	/s/ John R. Wilson
	Name:	John R. Wilson
	Title:	Director

FAPAINVEST, LLC, as agent for Participating Pilots

By:	/s/ Brandt Burns
	Name:	Brandt Burns
	Title:	Manager

Schedule 1.1(b)

Schedule of Investments

		2011	2012	2013	2014	2015	2016	2017
	July Snapback Avoidance	1.3	2.7	2.7	2.7	2.7
	Jan 2012 Snapback Avoidance		3.6	3.6	3.6	3.6	3.6

2.0%	One-Year Freeze	0.9

	401K
0.0%	2H 2011	1.9
3.0%	2012		1.5
3.0%	2013			1.5
4.0%	2014				0.8
5.0%	2015

	Sick Pay Adjustment	0.9	0.9	0.9	0.9	0.9

	Vacation		1.6	1.6	1.6	1.6
	Total Savings:	5.0	10.3	10.3	9.6	8.8	3.6
	Discount Rate	15.0%
	NPV of Savings	5.0	10.5	9.1	7.4	5.5	1.8		39.3	Total NPV

Schedule 2.4

Illustrative Section 2.4 Events1

(a) 409A Event after December 31, 2016 and prior to January 1, 2020.

(i) The Participating Pilots will receive an amount equal to the value of the vested Units (based on the Falcon Per Share Price), paid on, and measured as of, the date of the closing of the 409A Event.

(ii) On the 2020 Payment Date, the Participating Pilots will receive an amount equal to the value of the Investment Recovery Units that vested (if any) from the date of the closing of the 409A Event to December 31, 2019, such value (based on the Falcon Per Share Price) to be measured as of December 31, 2019.

(iii) On the 2022 Payment Date, the Participating Pilots will receive an amount equal to the value of the Investment Recovery Units that vested (if any) between January l, 2020 and December 31, 2021, such value (based on the Falcon Per Share Price) to be measured as of December 31, 2021.

(b) 409A Event prior to January l, 2017 and no other events prior to January 1, 2020.

(i) The Participating Pilots will receive an amount equal to the value of the vested Units (based on the Falcon Per Share Price), paid on, and measured as of, the date of the closing of the 409A Event.

(ii) On the 2020 Payment Date, the Participating Pilots will receive an amount equal to (x) the value of the Units that vested from the date of the closing of the 409A Event to December 31, 2019, such value (based on the Falcon Per Share Price) to be measured as of December 31, 2019, minus (y) the amount that would have been paid on the 2017 Payment Date (as defined in the Prior Agreement) based on the applicable terms of the Prior Agreement (the “Reduction Amount”).

(iii) On the 2022 Payment Date (or on the closing of another 409A Event between January 1, 2020 and December 31, 2021), the Participating Pilots will receive payment of the Reduction Amount, paid in cash. In addition, if any Units vest between January 1, 2020 and December 31, 2021, the Participating Pilots will receive an amount equal to the value of those Units that vested (if any) between January 1, 2020 and December 31, 2021, such value (based on the Falcon Per Share Price) to be measured as of December 31, 2021.

[1]	Amounts cannot be less than zero. Payments and amounts in these illustrations do not take into account dividends and other payments per Section 2.2(a), costs per Section 2.2(b) or tax withholding per Section 7.2. Per Share prices and number of Shares issued shall be adjusted for any stock splits, reclassifications or similar transactions. Payments and amounts are illustrative only and assume that the Participating Pilots have made the indicated Investments.

(c) Non-409A Qualifying IPO prior to 2020 and no other events prior to 2020.

(i) On the 2020 Payment Date, the Participating Pilots will receive (x) (a) a number of shares of Common Stock (“Shares”) equal to 50% of the number of vested Units and (b) an amount in cash equal to the 50% of the number of vested Units multiplied by the Falcon Per Share Price determined as of the date of the Non-409A Qualifying IPO minus (y)(a) a number of Shares having a value (based on the Falcon Per Share Price determined as of the date of the Non-409A Qualifying IPO) equal to 50% of the Reduction Amount and (b) 50% of the Reduction Amount in respect of cash paid to the Participating Pilots. Notwithstanding the foregoing, if the Shares are not publicly traded on an exchange or over-the-counter market on the 2020 Payment Date, the amount otherwise payable in Shares will be paid in cash based on the Falcon Per Share Price as of December 31, 2019.

(ii) With respect to amounts to be paid in cash in accordance with subclause (x)(b) above, promptly following the date of the Non-409A Qualifying IPO, Falcon shall establish a rabbi trust in a form to be agreed upon between the parties’ advisors and place in such trust the aggregate amount of cash required to satisfy Falcon’s 2020 Payment Date cash obligations.

(iii) On the 2022 Payment Date (or on the closing of another 409A Event between January 1. 2020 and December 31, 2021), the Participating Pilots will receive payment of the Reduction Amount in the form determined in accordance with clause (i) above. Notwithstanding the foregoing, if the Shares are not publicly traded on an exchange or over-the-counter market on the 2022 Payment Date, the Reduction Amount will be paid in cash. In addition, if any Units vest between January 1, 2020 and December 31, 2021, the Participating Pilots will receive an amount equal to the value of those Units that vested between January 1, 2020 and December 31, 2021, such value (based on the Falcon Per Share Price) to be measured as of December 31, 2021 and paid in cash.

(d) No event prior to 2020.

(i) On the 2020 Payment Date, the Participating Pilots will receive an amount in cash equal to (x) the value of vested Units (based on the Falcon Per Share Price) measured as of December 31, 2019, minus (y) the Reduction Amount.

(ii) On the 2022 Payment Date (or on the closing of a 409A Event between January 1, 2020 and December 31, 2021), the Participating Pilots will receive payment of the Reduction Amount in cash. In addition, if the Investment Recovery Units vest between January 1, 2020 and December 31, 2021, the Participating Pilots will receive an amount in cash equal to the value of those Units that vested between January l, 2020 and December 31, 2021, such value (based on the Falcon Per Share Price) to be measured as of December 31, 2021.

(e) Later Vesting. In addition to payments under subsections (a) through (d) above, if the Investment Recovery Units vest between January 1, 2022 and December 31, 2024, the Participating Pilots will receive on the 2025 Payment Date an amount in cash equal to the value of those Units that vested between January l, 2022 and December 31. 2024, such value (based on the Falcon Per Share Price) to be measured as of December 31, 2024.

Illustrative Section 2.4 Calculations

(a)	409A Event between December 31 2016 and January l, 2020.

Assumptions:

•	Capitalization as of June 30, 2014 of 96,000,000

•	Unit Pool of 4,000,000

•	3,500,000 Investment-Based Units, 100% vested

•	500,000 Investment Recovery Units

•	409A Event closing on December 31, 2017

•	Falcon Per Share Price at closing of the 409A Event of $10 per share

•	Falcon Per Share Price as of December 31, 2021 of $20 per share.

•	Participating Pilot X’s Pro Rata Share is .1%

•	Investment Recovery Date is November 30, 2021

(i)	On December 31, 2017, the date of the closing of the 409A Event, Participating Pilots would receive $35,000,000 ($10 x 3,500,000 Investment-Based Units).

Participating Pilot X would receive $35,000 (.1% x $35,000,000).

(ii)	On the 2020 Payment Date, Participating Pilots would receive $0. Participating Pilot X would receive $0.

(iii)	On the 2022 Payment Date, Participating Pilots would receive $10,000,000 ($20 x 500,000 Investment Recovery Units).

Participating Pilot X would receive $10,000 (.1% x $10,000,000).

(b)	409A Event prior to January 1. 2017 and no other events prior to January l, 2020

Assumptions:

•	Capitalization as of June 30, 2014 of 96,000,000

•	Unit Pool of 4,000,000

•	3,500,000 Investment-Based Units

•	500,000 Investment Recovery Units

•	409A Event closing on December 31, 2014

•	Total Investment Value as of December 31, 2014 of $32,000,000

•	Total Investment Value as of December 31, 2016 of $39,300,000

•	Vested Investment-Based Units as of December 31, 2014 of 2,849,872 ($32,000,000/$39,300,000 x 3,500,000)

•	Falcon Per Share Price at closing of the 409A Event of $10 per share

•	Valuation per Prior Agreement as of December 31, 2016 of $12 per Unit

•	Falcon Per Share Price as of December 31, 2019 of $15 per share

•	Falcon Per Share Price as of December 31, 2024 of $20 per share

•	Participating Pilot X’s Pro Rata Share is .l%

•	Investment Recovery Date is November 30, 2023

•	Reduction Amount of $3,153,600

(i)	On December 31, 2014, the date of the closing of the 409A Event, Participating Pilots would receive $28,498,720 ($10 x 2,849,872 vested Investment-Based Units)

Participating Pilot X would receive $28,499 (.1% x $28,498,720)

(ii)	On the 2020 Payment Date, Participating Pilots would receive $6,733,320 ($15 x 659,128 Investment-Based Units vesting from December 31, 2014 to December 31, 2016 less the Reduction Amount of $3,153,600)

Participating Pilot X would receive $6,733 (.1% x $6,733,320).

(iii)	On the 2022 Payment Date, Participating Pilots would receive $3,153,600 (the Reduction Amount)

Participating Pilot X would receive $3,154 (.1% x $3,153,600).

(iv)	On the 2025 Payment Date, Participating Pilots would receive $10,000,000 ($20 x 500,000 Investment Recovery Units)

Participating Pilot X would receive $10,000 (.l% x $10,000,000)

(c)	Non-409A Qualifying IPO prior to 2020 and no other events prior to 2020.

Assumptions:

•	Capitalization as of June 30, 2014 of 96,000,000

•	Unit Pool of 4,000,000

•	3,500,000 Investment-Based Units

•	500,000 Investment Recovery Units

•	Non-409A Qualifying IPO closing on December 31, 2014

•	Total Investment Value as of December 31, 2014 of $32,000,000

•	Total Investment Value as of December 31, 2017 of $39,300,000

•	Vested Investment-Based Units as of December 31, 2014 of 2,849,872 ($32,000,000/$39,300,000 x 3,500,000)

•	Falcon Per Share Price in Non-409A Qualifying IPO of $10 per share

•	Valuation per Prior Agreement as of December 31, 2016 of $12 per Unit

•	Falcon Per Share Price as of December 31, 2019 of $15 per share

•	Falcon Per Share Price as of December 31, 2024 of $20 per share

•	Participating Pilot X’s Pro Rata Share is .1%

•	Investment Recovery Date is November 30, 2023

•	Reduction Amount of $3,153,600

(i)	On the 2020 Payment Date, Participating Pilots would receive 1,592,320 Shares[2] ((0.5 x 3,500,000 Investment-Based Units or 1,750,000) – the Reduction Amount due in Shares (0.5 x $3,153,600/$10 or 157,680)) and $15,923,200 in cash ((0.5 x 3,500,000 Investment-Based Units x $10 or $17,500,000) – the cash Reduction Amount (0.5 x $3,153,600 or $1,576,800))

Participating Pilot X would receive 1,592 Shares (.1% x 1,592,320 Shares) and $15,923 in cash (.1% x $15,923,200)

(ii)	On the 2022 Payment Date, Participating Pilots would receive 157,680 Shares[3] ((the Reduction Amount due in Shares (0.5 x 3,153,600/$10)) and $1,576,800 in cash (the cash Reduction Amount (0.5 x $3,153,600))

Participating Pilot X would receive $1,577 (.1% x $1,576,800)

(iii)	On the 2025 Payment Date, Participating Pilots would receive $10,000,000 ($20 x 500,000 Investment Recovery Units)

Participating Pilot X would receive $10,000 (.1% x $10,000,000)

(d)	No event prior to 2020.

•	Capitalization as of June 30, 2014 of 96,000,000

•	Unit Pool of 4,000,000

•	3,500,000 Investment-Based Units, 100% vested

•	500,000 Investment Recovery Units

•	Falcon Per Share Price as of December 31, 2019 of $15 per share

•	Falcon Per Share Price as of December 31, 2024 of $20 per share

•	Participating Pilot X’s Pro Rata Share is .1%

•	Investment Recovery Date is November 30, 2023

•	Reduction Amount of $3,153,600

(i)	On the 2020 Payment Date, Participating Pilots would receive $49,346,400 ($15 x 3,500,000 Investment-Based Units less the Reduction Amount of $3,153,600)

Participating Pilot X would receive $49,346 (.1% x $49,346,400)

(ii)	On the 2022 Payment Date, Participating Pilots would receive $3,153,600 (the Reduction Amount)

Participating Pilot X would receive $3,154 (1% x $3,153,600)

(iii)	On the 2025 Payment Date, Participating Pilots would receive $10,000,000 ($20 x 500,000 Investment Recovery Units)

Participating Pilot X would receive $10,000 (.1% x $10,000,000)

[2]	Assumes the Company is publicly traded. If the Company is not publicly traded in lieu of the 1,592,320 Shares, the amount will be paid in cash based on December 31, 2019 price.
[3]	Assumes the Company is publicly traded. If the Company is not publicly traded in lieu of the 157,680 Shares, $3,153,600 will be paid in cash.

Schedule 3

Litigation styled International Brotherhood of Teamsters, Airline Division v. Frontier Airlines, et al (U.S. District Court, District of Colorado Civil Action No. 11-cv-02007) and any other claims by or on behalf of the International Brotherhood of Teamsters against any of the Company, Republic and FAPAInvest. Scheduling these matters is made solely for the purposes of disclosure of potential exceptions to the representations and warranties in this Agreement, and neither the Company nor FAPAInvest admits any liability in these matters as a result thereof or otherwise.